Exhibit 99.1
[LOGO OF OSE USA, INC.]

FOR IMMEDIATE RELEASE

For more information:
Edmond Tseng, President and CEO
OSE USA, Inc.
2221 Old Oakland Road, San Jose CA 95131-1402
(408) 321-3600

OSE USA, INC. RESCINDS ITS DIVIDEND SHARES PAID TO OSE, LTD.

San Jose, CA, August 12, 2002 – OSE USA, Inc. (OTC-BB: OSEE), announced today the execution of an agreement pursuant to which it will rescind its previous distribution of common shares paid to its majority shareholder, Orient Semiconductor Electronics Limited (OSE), in settlement of a preferred dividend obligation. Dividends on the Series A and B Preferred Stock are cumulative until paid, and are payable, at the option of the holder, in cash or shares of common stock.

Under the terms of the agreement, OSE will return to the Company the certificates representing 26,344,391 shares of OSE USA common stock previously distributed to OSE beginning July 1, 1999 as dividends on the Company’s Series A and Series B Convertible Preferred Stock. Simultaneously, the Company will record as a liability the obligation to pay OSE approximately $1.6 million in unpaid preferred dividends, and, in accordance with the Company’s charter, approximately $176,000 in accrued interest.

The decision to rescind the previous payment of dividends was made after the Company was advised by its counsel (and also by special counsel engaged for this purpose) that the Company’s surplus and earnings may have been insufficient to support the payment of the dividends under Delaware law, the Company’s state of incorporation.

Founded in 1992 and formerly known as Integrated Packaging Assembly Corporation (IPAC), OSE USA is the nation’s leading onshore advanced technology IC packaging foundry. In May 1999, OSE), one of Taiwan’s top IC assembly and packaging services companies, acquired controlling interest in IPAC, boosting its US expansion efforts. The Company entered the distribution segment of the market in October 1999 with the acquisition of OSE, Inc. (“OSEI”). In May 2001 IPAC changed its name to OSE USA, Inc. to reflect the company’s strategic reorganization.

San Jose-based OSE USA delivers competitive cost and quality in moderate volumes with fast cycle times relative to its offshore competitors. The company’s close proximity to its customers allows OSE USA to provide dynamic, quick-response, application-specific packaging solutions to customers worldwide. The company’s latest services include Micro Lead frame (MLP), Flip Chip, and Chip-Scale (CSP) package assembly and manufacturing.

OSE USA offers these services to support its customers’ engineering, pre-production, low volume production and hot lot requirements. The company will continue to develop and lead in the areas of microelectronic packaging technology in the design, packaging, and electrical testing industry. OSE USA’s customers include IC design houses, OEMs, and manufacturers. For more information, visit OSE USA’s web site at: www.ose-usa.com or contact Chris Ooi at 408-321-3629 about these services.